UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

STERLING GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-51263	20-4650531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2101 Rosecrans, Suite 4240 El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 414-2675

                                         Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On February 15, 2008, in view of the election of Mr. Fractor described in paragraph (c), below, Francine Dubois relinquished the title of Chief Financial Officer of the Registrant. Ms. Dubois remains the President and Chief Executive Officer of the Registrant.

(c)       On February 15, 2008, David E. Fractor, age 48, was elected the Chief Financial Officer of the Registrant. Since 2003, Mr. Fractor has been a consultant providing financial consulting and strategic planning services, including Sarbanes-Oxley compliance consulting services, to a variety of companies in a variety of industries. From 1999 through 2003, Mr. Fractor was the Chief Financial Officer of HemaCare Corporation, a publicly traded corporation which collects, manufactures, tests and distributes blood products to hospitals and provides blood services to patients in hospital settings on an outsourcing basis.

(e)       On February 15, 2008, David E. Fractor and the Registrant entered into a Consulting Agreement and Confidentiality, Non-Solicitation and Invention Assignment Agreement (the “Agreement”) pursuant to which Mr. Fractor agreed to perform financial and administrative services for the Registrant and to serve as its Chief Financial Officer. The term of the Agreement is for a period of one year, renewable for additional one year periods, or such shorter period(s) as the Registrant and Mr. Fractor may agree in writing. Mr. Fractor will be compensated for his services at an hourly rate of $125.00 with an estimated work week of fifteen to eighteen hours, payable monthly. In addition, the Company will reimburse Mr. Fractor for expenses incurred in connection with his services.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING GOLD CORP.
Date: February 21, 2008	By:	/s/ Francine Dubois
Francine Dubois
Chief Executive Officer